Exhibit 99.1
For Immediate Release
Contact:
Patrick Pedonti
Chief Financial Officer
Tel: +1-860-298-4738
E-mail: investorrelations@sscinc.com
SS&C Technologies Announces Results for Q2 2009
WINDSOR, CT — August 10, 2009 — SS&C Technologies, Inc.(www.ssctech.com), a global provider of financial services software and software-enabled services, today announced results for the quarter ended June 30, 2009. Revenue on a GAAP basis for the second quarter of 2009 was $67.3 million. This represents a decrease of $4.9 million, or 6.8%, from revenues over the same period in 2008, with $3.0 million of the decline resulting from the negative impact of foreign exchange and acquisitions contributing $4.1 million. Net income, on a GAAP basis, for the second quarter of 2009, was $3.5 million.
Adjusted operating income (a non-GAAP financial measure defined in note 1 to the attached Consolidated Condensed Financial Information) was $25.1 million for the three months ended June 30, 2009, compared to $26.8 million in the second quarter of the prior year, representing 37.3% and 37.1% of revenues, respectively. GAAP operating income in the second quarter of 2009 was $15.8 million and includes amortization of $7.8 million and stock-based compensation of $1.5 million, compared to $17.3 million of operating income for the same period in 2008. Consolidated EBITDA (a non-GAAP financial measure defined in note 2 of the Consolidated Condensed Financial Information) for the second quarter of 2009 was $28.1 million, compared to $29.2 million in the second quarter of 2008, a decrease of 3.7%.
Revenues/Operating Income
“While market conditions remain unpredictable we saw a positive turn in revenues from $63.7 million in the first quarter of 2009 to $67.3 million in the second quarter, a 5.5% increase,” said Bill Stone, Chairman and CEO, SS&C Technologies. “We have continued to focus on productivity improvements and cost controls and as a result have maintained our high operating margins. For the rest of 2009, we see reasonably healthy sales pipeline activity around the world and as a result; believe our revenues will continue to stabilize in Q3 and Q4.”
Acquisition
“During the second quarter, we acquired the assets and related business associated with Unisys Corporation’s MAXIMIS software. Sophisticated large investment management firms use MAXIMIS software for their investment accounting, regulatory and management reporting needs,” noted Stone. “We feel this acquisition represents an excellent strategic fit within our institutional software and services offering, and we expect it will create new opportunities to sell to new and existing clients.”

Fund Administration
“In Q2 and year to date, we started to see improved demand for our fund administration services for hedge funds, funds of funds and private equity funds. We have seen an improvement in our pipeline for fund administration services. We believe this is notable because of our independence, our financial stability and the quality of our in-house expertise and systems,” said Stone.
Balance Sheet and Cash Flow
SS&C ended the quarter with $39.1 million in cash and cash equivalents, and $409.8 million in debt for a net debt balance of $370.7 million. We generated net cash from operating activities of $20.9 million for the six months ended June 30, 2009, compared to $25.0 million for the same period in 2008. This decrease is related in part to an increase in income tax payments of $11.7 million compared to $8.0 million in the same period in 2008.
“We will continue to use cash to acquire new businesses, and pay down debt and deleverage our business. Our consolidated total leverage, as defined in our senior credit facilities, is now 3.3 times consolidated EBITDA compared to 6.8 times when we went private,” said Stone.
Earnings Call
SS&C’s Q2 2009 earnings call will take place at 10:00 a.m. eastern time on August 11th, 2009. The call will discuss Q2 2009 results. Interested parties may dial 877-680-2259 (US and Canada) or 706-679-6413 (International) and request the “SS&C Second Quarter 2009 Earnings Call”, conference ID # 23784163. A replay will be available after 1:00 p.m. eastern time on August 11th, until midnight on August 18th, 2009. The dial-in number is 800-642-1687 (US and Canada) 706-645-9291 (International); access code # 23784163.
This press release contains forward-looking statements relating to, among other things, our expected revenue trend for Q3 2009 and our plans to acquire new businesses. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the state of the economy and the financial services industry, the Company’s ability to finalize large client contracts, fluctuations in customer demand for the Company’s products and services, intensity of competition from application vendors, delays in product development, the Company’s ability to control expenses, terrorist activities, the Company’s ability to integrate acquired businesses, the effect of the acquisitions on customer demand for the Company’s products and services, and those risks described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Company cautions investors that it may not update any or all of the foregoing forward-looking statements.
About SS&C Technologies
SS&C delivers investment and financial management services and software focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, SS&C cost effectively serves clients in the different industry segments, including: 1) insurance entities and pension funds, 2) institutional asset management, 3) hedge funds and family offices, 4) treasury, banks and credit unions 5) municipal finance, 6) real estate property management, 7) commercial lending and 8) financial markets. Additional information is available at www.ssctech.com.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Revenues:
Software licenses	$3,983	$6,029	$9,803	$12,684
Maintenance	16,066	16,281	31,606	32,638
Professional services	5,393	8,111	10,589	13,379
Software-enabled services	41,809	41,774	78,975	82,017

Total revenues	67,251	72,195	130,973	140,718

Cost of revenues:
Software licenses	2,123	2,307	4,171	4,606
Maintenance	6,853	6,644	13,327	13,260
Professional services	3,512	4,572	7,489	8,132
Software-enabled services	22,033	22,893	42,606	45,341

Total cost of revenues	34,521	36,416	67,593	71,339

Gross profit	32,730	35,779	63,380	69,379

Operating expenses:
Selling and marketing	5,039	4,945	10,267	9,940
Research and development	6,757	6,780	12,624	13,744
General and administrative	5,099	6,778	10,181	12,597

Total operating expenses	16,895	18,503	33,072	36,281

Operating income	15,835	17,276	30,308	33,098

Interest expense, net	(9,294)	(10,409)	(18,644)	(20,837)
Other expense, net	(1,479)	(1,004)	(922)	(779)

Income before income taxes	5,062	5,863	10,742	11,482
Provision for income taxes	1,571	2,077	3,353	3,960

Net income	$3,491	$3,786	$7,389	$7,522

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$39,067	$29,299
Accounts receivable, net	37,854	38,318
Deferred income taxes	373	3,777
Prepaid expenses and other current assets	4,196	4,327

Total current assets	81,490	75,721

Property and equipment, net	13,115	14,030

Goodwill	834,013	822,409
Intangible and other assets, net	209,261	215,193

Total assets	$1,137,879	$1,127,353

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$2,293	$2,101
Accounts payable	1,749	1,821
Income taxes payable	2,232	4,898
Accrued employee compensation and benefits	6,883	13,640
Other accrued expenses	11,848	11,561
Interest payable	2,007	2,007
Deferred maintenance and other revenue	36,226	30,844

Total current liabilities	63,238	66,872

Long-term debt, net of current portion	407,554	406,625
Other long-term liabilities	8,960	9,991
Deferred income taxes	48,550	56,612

Total liabilities	528,302	540,100

Total stockholder’s equity	609,577	587,253

Total liabilities and stockholder’s equity	$1,137,879	$1,127,353

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,	June 30,
	2009	2008

Cash flow from operating activities:
Net income	$7,389	$7,522
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,598	17,724
Stock-based compensation expense	2,794	3,308
Amortization of loan origination costs	1,145	1,173
Equity losses on long-term investment	—	1,039
Loss on sale or disposal of property and equipment	3	1
Deferred income taxes	(5,628)	(5,732)
Provision for doubtful accounts	327	395
Changes in operating assets and liabilities excluding effects from acquisitions:
Accounts receivable	1,649	(3,148)
Prepaid expenses and other assets	1,634	(641)
Accounts payable	(145)	538
Accrued expenses	(7,136)	(5,668)
Income taxes payable	(2,549)	2,717
Deferred maintenance and other revenues	3,824	5,784

Net cash provided by operating activities	20,905	25,012

Cash flow from investing activities:
Additions to property and equipment	(621)	(4,125)
Proceeds from sale of property and equipment	3	2
Cash paid for business acquisitions, net of cash acquired	(10,327)	—

Net cash used in investing activities	(10,945)	(4,123)

Cash flow from financing activities:
Repayment of debt and acquired debt	(1,153)	(11,159)
Transactions involving SS&C Technologies Holdings, Inc. common stock	(184)	269

Net cash used in financing activities	(1,337)	(10,890)

Effect of exchange rate changes on cash	1,145	336

Net increase in cash and cash equivalents	9,768	$10,335
Cash and cash equivalents, beginning of period	29,299	19,175

Cash and cash equivalents, end of period	$39,067	$29,510

See Notes to Consolidated Condensed Financial Information.

SS&C Technologies, Inc. and Subsidiaries
Notes to Consolidated Condensed Financial Information
Note 1. Reconciliation of Operating Income to Adjusted Operating Income
Adjusted operating income represents operating income adjusted for amortization of acquisition-related intangible assets and purchase accounting adjustments for deferred revenue and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of the underlying performance of the Company. Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
(in thousands)	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Operating income	$15,835	$17,276	$30,308	$33,098
Purchase accounting adjustments	(54)	(69)	(105)	(148)
Amortization of intangible assets	7,752	7,559	15,174	15,128
Stock-based compensation	1,525	2,019	2,794	3,308

Adjusted operating income	$25,058	$26,785	$48,171	$51,386

Note 2. Reconciliation of Net Income to EBITDA and Consolidated EBITDA
EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in November 2005, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA and Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as an alternative to operating income, net income, or cash flows from operating activities. EBITDA and Consolidated EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance. The following is a reconciliation between EBITDA and Consolidated EBITDA to net income.

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
(in thousands)	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Net income	$3,491	$3,786	$7,389	$7,522
Interest expense, net	9,294	10,409	18,644	20,837
Taxes	1,571	2,077	3,353	3,960
Depreciation and amortization	9,025	8,726	17,598	17,724

EBITDA	$23,381	$24,998	$46,984	$50,043
Stock-based compensation	1,525	2,019	2,794	3,308
Capital-based taxes	342	299	676	715
Acquired EBITDA and cost savings	857	—	2,025	—
Unusual or non-recurring charges	1,755	1,593	1,283	1,368
Purchase accounting adjustments	(54)	(69)	(105)	(148)
Other	295	327	640	720

Consolidated EBITDA	$28,101	$29,167	$54,297	$56,006